EXHIBIT 10.10

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is effective as of December , 2005 (the “Effective Date”), by and between BioCancell Therapeutics Ltd., an Israeli company with its principal place of business at Hi-Tech Park, Edmond J. Safra Campus, Givat Ram, P.O. Box 39135, Jerusalem, 91390 and its parent, BioCancell Therapeutics Inc., (collectively the “Company”) and Abraham Hochberg, Ph.D., I.D. No. TZ 9181538, of Beit HaArava 40, Jerusalem 93389 (the “Employee”).

Whereas the Company desires to employ the Employee in the position of Chief Scientific Officer (the “Position”);

Whereas the Employee desires to accept employment by the Company and to fulfill the responsibilities of the Position; and

Whereas the parties desire to set forth the conditions of employment pursuant to which the Company will employ the Employee;

It is hereby agreed by and between the parties as follows:

1.	Preamble

The preamble to this Agreement and any attachments thereto are an integral part of this Agreement.

2.	Job Description

The Employee shall be responsible for the scientific direction and activities of the Company. He shall report directly to the Chairman of the Board of Directors or his designate. The description of responsibilities set forth herein shall serve as a general statement of the duties, responsibilities and authority of the Employee. Additional duties, responsibilities and authority may be assigned to the Employee by the Chief Executive Officer or the Board of Directors from time to time in his discretion.

3.	Working Hours

The Employee shall be employed by the Company on a eighty percent (80%) basis, namely for not less than thirty-five (35) hours per week (inclusive of mealtime). The Employee agrees that his position is considered to be a management position as defined in the Hours of Work and Rest Law - 1951, which requires a special measure of personal trust. Accordingly, the provisions of the Hours of Work and Rest Law - 1951 shall not apply and the Employee shall not be entitled to receive any additional payment for his work other than those that are set forth in this Agreement.

4.	Term of Agreement

This Agreement shall take effect from the Effective Date and shall remain in effect for a period of three years unless it is earlier terminated as hereinafter provided.

5.	Annual Salary

5.1.	The Employee’s annual salary shall be as follows:

5.1.1.
The Employee shall receive an annual gross salary of seventy-two thousand dollars ($72,000), payable in New Israeli Shekels according the representative rate of exchange in effect each month at the time Company salaries are calculated. The Employee’s salary shall be paid in twelve equal installments, monthly in arrears.

5.1.2.
The salary set forth in paragraph 5.1.1, above, shall be referred to as the “Global Salary”. The linkage of the Global Salary to the United States dollar is in lieu of any generally-applicable increases, whether the statutory cost of living increase (“Tosefet Yoker”) or any other industry-wide increase applicable as the result of collective bargaining agreements or other order of the Ministry of Labor and Welfare (such as Tzavei Harhava). By signing this Agreement and accepting employment pursuant to its terms, the Employee represents that s/he will not claim any such increase.

5.1.3.
The Employee shall not be entitled to receive from the Company any salary or payment of any kind other than the Global Salary and other payments specifically set forth in this Agreement or properly authorized by the Board of Directors and, should the Employee be a director of the Company at the time such other payments not specifically included in this Agreement are made, by the shareholders of the Company.

5.2.	Other Terms of Employment

5.2.1.
Bonuses and Options: The Employee shall be eligible to receive one or more bonuses during any calendar year in the discretion of the Chief Executive Officer, acting in consultation with the Board of Directors. The Employee shall be entitled to receive a bonus equal to seven-and-one half (7.5%) percent of any grant actually received by the Company due to Employee’s active participation in preparing the grant application, excluding grants from the Office of the Chief Scientist and provided that the acceptance of such grant by the Company was approved by the Board of Directors.

5.2.2.
Expenses: The Employee shall be entitled, in accordance with the Company’s standard policy in effect from time to time, to be reimbursed for expenses incurred in Israel and abroad in connection with Company business against receipt by the Company of appropriate vouchers, receipts or other proof of the Employee’s expenditures.

5.2.3.
Annual Leave and Recreation Pay (Damei Havra’a): The Employee shall be entitled to twenty (20) working days of paid annual leave each year. The Employee shall not be allowed to accrue more than thirty (30) working days of annual leave except in unusual circumstances and with the permission of the Company. Should the Employee’s annual leave balance exceed thirty (30) days at the end of any calendar year, the excess number of days shall be paid out. The Company shall also pay the Employee for such number of days of recreation (damei havra’a) each year in accordance with the law and the normal practice of the Company in effect from time to time.

5.2.4.
Sickness and Disability Insurance: The Employee shall be entitled to the number of days for sick leave permitted by law. Compensation for sick days utilized shall be paid according to his Global Salary only upon the presentation of medical documentation as required by the Company. The Employee shall be covered by disability insurance that provides monthly compensation. The cost of such insurance shall be borne by the Company. Notwithstanding the foregoing, the Employee shall not be entitled to receive compensation for sick leave if such compensation is covered by the Employee’s disability insurance referred to above. However, should the amounts received by the Employee pursuant to such disability insurance be less than the amount that is properly payable as compensation for the Employee’s available sick leave, according to the Global Salary, the Company shall pay the difference. It is understood and agreed that unused sick leave cannot be redeemed by the Employee. For the avoidance of doubt, it is understood and agreed that the payments made by the Company in consideration of sick leave covers all obligations of the Company pursuant to the Sick Leave Law - 1976.

5.3.	Pension Benefits and Severance Payments

5.3.1.
The Company will pay into a Provident Fund (Kupat Gemel) (in the meaning of paragraph 47 of the Income Tax Ordinance) in the form of Manager’s Insurance or another form according to the Employee’s choice and the Company’s agreement, an amount equal to thirteen and one third percent (13 1/3%) from the monthly Global Salary paid to the Employee, and the Employee will pay, on his own account, an amount equal to five percent (5%) from that Global Salary. The Employee agrees that the Company shall be entitled to deduct the Employee’s contribution (5%) from the Employee’s salary. For the avoidance of doubt, it is clarified that under no circumstance shall the Company’s contribution exceed thirteen and one third percent (13 1/3%) of the Global Salary in any one month.

5.3.2.
Five percent (5%) of the thirteen and one third percent (13 1/3%) that the Company contributes as set forth above and the five percent (5%) the Employee contributes will be treated as pension benefits for the Employee or his survivors. The remaining eight and one third percent (8 1/3%) of the Company’s contribution will be utilized to pay severance benefits to the Employee or his descendants in the event of the termination of his employment with the Company, except in those circumstances discussed below.

5.3.3.
In the event that the Employee chooses Manager’s Insurance, the policy shall belong to the Company as long as it employs the Employee and it makes the required payments on the policy. The payments made into the Kupat Gemel pursuant to paragraph 5.3.1 above shall fulfill the Company’s obligation for severance payment pursuant to the Severance Compensation Law - 1963. Upon the termination of the Employee’s employment, for whatever reason, and upon his final departure from the Company, the Employee or his descendants shall be entitled to receive the ownership of all rights which have accrued on his behalf in the Kupat Gemel or the ownership of the Manager’s Insurance policy, as appropriate and subject to the provisions of section 6, below.

5.3.4.
In the event that there is a difference in the Employee’s favor between the amount to which he is entitled to receive pursuant to the Severance Compensation Law - 1963 and the severance payment amount (including linkage and interest) that is in the Kupat Gemel or Manager’s Insurance policy, the Company shall pay that difference. The Company shall be obligated to pay such difference whether the termination of the Employee’s employment is at the Employee’s initiative or the Company’s, except in the case of termination pursuant to paragraphs 6.3 and 6.4, below. For the avoidance of doubt, it is understood that in the event that the severance payment amount (including linkage and interest) that is in the Employee’s Kupat Gemel or Manager’s Insurance policy exceeds the amount to which he is entitled to receive as severance compensation pursuant to the Severance Compensation Law - 1963, the difference shall not be transferred to the Employee, including to his pension account, but shall be the property of the Company.

6.	Termination of Employment

6.1.
The Employee may terminate the Employee’s employment with the Company without cause at any time upon three (3) month’s notice. The Company may terminate the Employee’s employment with the Company without cause at any time upon six (6) month’s notice. The Company shall have the right, in its sole discretion, to require the Employee to continue working for the Company during the notice period.

6.2.
The Employee’s employment shall be terminated by his death or disability. (For purposes of this section, “disability” shall be deemed to have occurred if the Employee is unable, due to any physical or mental disease or condition, to perform his normal duties of employment for 90 consecutive days or 120 days in any twelve month period.) In such an event, he shall be entitled to continue to receive his annual salary for three (3) months following his last day of actual employment by the Company. Such amount shall be in addition to any severance payment he is entitled to receive according the provisions of the Severance Compensation Law - 1963. Should the Employee’s employment be terminated as a result of his death, the benefits granted herein, shall be granted instead to his lawful heir or heirs.

6.3.
Notwithstanding the foregoing, the Company may terminate the Employee immediately and without prior notice in the following circumstances; (a) a material breach of the Employee’s obligations pursuant to paragraphs 8.8, 8.9 and 8.10 (confidentiality and non-competition); (b) a material breach by the Employee of any other provision of this Agreement, which is not cured by the Employee within fifteen (15) days after receiving notice thereof from the Company containing a description of the breach or breaches alleged to have occurred; (c) the habitual neglect or gross failure by the Employee to adequately perform the duties of his position; (d) any act of moral turpitude or criminal action connected to his employment with the Company or his place of employment; or (e) the Employee’s refusal to comply with or his violation of lawful instructions of the Chief Executive Officer or the Board of Directors.

6.4.
In the event that Employee’s employment has been terminated in accordance with paragraph 6.3, above, the Employee shall not be entitled to receive any of the severance payments set forth in paragraphs 5.3.4 and 6.2, above.

7.	Taxes and Other Payments

7.1.
Unless otherwise specifically provided for in this Agreement, the Company shall not be liable for the payment of taxes or other payments for which the Employee is responsible as result of this Agreement or any other legal provision, and the Employee shall be personally liable for such taxes and other payments.

7.2.
The Employee hereby agrees that the Company shall deduct from his Global Salary the Employee’s national insurance fees, income tax and other amounts required by law or the terms of this Agreement. The Company shall provide the Employee with documentation of such deductions.

8.	The Obligations of the Employee

8.1.	The Employee agrees to devote his business time, energy, abilities and experience to the performance of his duties, effectively and in good faith.

8.2
During the period of his employment, the Employee shall not be employed, whether or not during regular business hours, for pay or not by any other party other than the Company for more than twenty (20%) percent of his time, and any such engagement shall be subject to the provisions of Section 8.11. Notwithstanding the foregoing, the Employee may, with the written permission of the Chairman of the Board of Directors, become a consultant or member of the Board of Directors of another company and may accept any compensation in connection with such position.

8.4.
The Employee agrees to immediately inform the Company of any Company issue or transaction in which the Employee has a direct or indirect personal interest and/or where such issue or transaction could cause a conflict of interest for the Employee in the fulfillment of his responsibilities as an employee of the Company.

8.5.
The Employee hereby gives irrevocable instructions and permission to the Company to deduct from any amounts owed to the Employee by the Company, including amounts payable as severance compensation, (a) any debt he has or will have to the Company; and/or (b) any amount that was wrongfully or mistakenly paid to him by the Company. Any such amounts to be deducted shall be calculated in real terms as of the date of the deduction, including linkage to cost of living index.

8.6.
The Company may at its discretion and at any time apply for and procure as owner and for its own benefit and at its own expense, insurance on the life of the Employee (“Key Man Life Insurance”) in such amounts and in such form or forms as the Company may choose. The Employee shall cooperate with the Company in procuring such insurance and shall, at the Company’s request, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Neither the Employee nor any of his dependents shall have any interest whatsoever in any such policy or policies, or in the proceeds thereof.

8.7.	The Employee declares that the terms and conditions of his employment are personal and confidential and will not be disclosed by him.

8.8.
The Employee declares that he is free to enter into this Agreement and that he has no obligations of any kind to any third party that would impair this Agreement, either as an employee or an independent contractor. The Employee further declares that as long as he remains an employee of the Company, he will not incur any such obligations.

8.9.
The Employee agrees to keep confidential (a) all professional, scientific, commercial, and business information; and (b) any other information or document that comes to the Employee’s knowledge in connection with the affairs of the Company (collectively, the “Confidential Information”), and agrees not to use or exploit the Confidential Information or to disclose it to any third party where such use, exploitation or disclosure in not directly related to the affairs of the Company, unless the Company gives prior written authorization of such disclosure. Nothing in the foregoing shall be construed to prevent the Employee from disclosing or using any information which the Employee can show by written documentation was in the public domain or enters into the public domain through no improper act on the Employee’s part or on the part of any of the Company’s employees or was in his possession prior to his joining the Company or disclosed to the Employee after he has left the Company on a non-confidential basis by a person authorized to do so. The Employee agrees immediately to return all such material and reproductions in his possession to the Company upon request and in any event upon termination of employment.

8.10.
The Employees agrees that during his employment by the Company and thereafter he (a) will not disseminate or otherwise make use of the Confidential Information or of other non-public information of which he learned while working for the Company, except where such dissemination or use is directly related to the affairs of the Company; (b) will maintain the confidentiality of the Confidential Information; and (c) will not in any way act to injure the reputation of the Company or any of its affiliated companies.

8.11.
The Employee understands and recognizes that his services to the Company are special and unique and agrees that, during the term of this Agreement, and for a period of 12 months from the date of termination of his employment hereunder, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business directly competitive with the Company’s business, either as an individual for his own account, or as a partner, joint venturer, employee, agent, consultant, salesperson, officer, director or shareholder of a Person operating or intending to operate within the area that the Company is, at the date of termination, conducting its business (the “Restricted Businesses”); provided, however, that nothing herein will preclude the Employee from holding one percent (1%) or less of the stock of any publicly traded company or from holding a position with a Person who does not engage in a business directly competitive with the Restrictive Businesses so long as the Employee works in a division of such Person which carries on a bona fide business which is not directly competitive with the Restricted Businesses.

8.12.
For a period of 12 months after the termination of this Agreement, the Employee shall not interfere with or disrupt or attempt to disrupt the Company’s business relationship with any of its partners, customers or suppliers.

8.13.	During the term of this Agreement, and for 12 months thereafter, the Employee shall not, directly or indirectly, without the prior written consent of the Company:

(a) solicit or induce any employee of the Company or any affiliated company to leave the employ of the Company or any affiliated company or hire for any purpose any employee of the Company or any affiliated company or any employee who has left the employment of the Company or any affiliated company within six months of the termination of said employee’s employment with the Company or any affiliated company; or

(b) solicit or accept employment or be retained by any party who, at any time during the term of this Agreement, was a customer or supplier of the Company or any affiliated company where his position will be related to the business of the Company or any affiliated company; or

(c) solicit or accept the business of any customer or supplier of BioCancell or any Affiliate with respect to products similar to those supplied by BioCancell.

8.14
In the event that the Employee breaches any provisions of paragraphs 8.11, 8.12 and/or 8.13, or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce these provisions, the Employee shall not argue as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies that may be available.

8.15.
Upon termination of his employment, the Employee agrees to assist the Company with an orderly transition of his responsibilities and to return to the Company any documents, information and/or materials that were given to him or which were created by him in connection with his employment.

9.	Intellectual Property Rights

Ownership of Inventions. In consideration for the compensation paid to the Employee by the Company in paragraph 5 of this Agreement, the Employee hereby assigns to the Company any and all right, title and interest in any inventions that arise from his activities for the Company hereunder, and agrees to cooperate fully in the prosecution of any patent application resulting from any such invention, at the expense of the Company, which cooperation shall include executing any necessary documents in connection therewith.

10.	Indemnification

The Company, or its parent company, and the Employee shall execute an agreement that provides for the indemnification of the Company’s officers and directors. In addition, the Company, or its parent company, shall maintain an appropriate level of Directors and Officers Liability coverage, which coverage shall include the Employee.

11.	General

11.1.
It is agreed that the provisions of this Agreement represent the full scope of the agreement between the parties and that neither side shall be bound by any promises, declarations, exhibits, agreements or obligations, oral or written, that are not included in this Agreement prior to its execution. Any changes or amendments to this Agreement must be in writing and signed by both parties.

11.2.
This Agreement shall be governed by, and construed and interpreted under, the laws of the State of Israel. The parties agree that any legal claim lodged by one party against the other arising from the terms of this Agreement shall be adjudicated only by the appropriate court in Jerusalem, Israel.

11.3.
If any provision of this Agreement shall he declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

11.4.
The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns, and upon the Employee and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Employee’s obligations hereunder may not be transferred or assigned by the Employee.

11.5
The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith or with any other term, condition or provision hereof, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall he effective or any purpose whatsoever unless such waiver is in writing and signed by such party.

11.6	The headings of Sections are inserted for convenience and shall not affect any interpretation of this Agreement.

12.	Notices

12.1.
A notice that is sent by registered mail to a party at its address as set forth in paragraph 12.2, below, shall be deemed received three (3) days after its posting, and the receipt stamped by the post office shall represent definitive evidence of the date of mailing.

12.2.	The addresses of the parties for the purposes of this Agreement are:

BioCancell Therapeutics Ltd.:
Hi-Tech Park, Edmond J. Safra Campus,
Givat Ram, P.O. Box 39135, Jerusalem, 91390

Employee:
Beit HaArava 40
Jerusalem 93389

IN WITNESS WHEREOF the parties have hereunto set their hands at the place and on the date first above written.

BioCancell Therapeutics Ltd
By

/s/ Avi Barak	/s/ Uri Danon	/s/ Abraham Hochberg
Name: Avi Barak Title: Chairman	Uri Danon President	Abraham Hochberg